EXHIBIT 10.1

Actuant Corporation N86 W12500 Westbrook Crossing Menomonee Falls WI 53051 USA P.O. Box 3241 Milwaukee WI 53201-3241 USA 262 293 1500 telephone 262 293 7031 fax www.actuant.com

November 10, 2016

Rick T. Dillon

Dear Rick,

Offer and Position

We are very pleased to extend an offer of employment to you for the position of Executive Vice President and Chief Financial Officer of Actuant Corporation, a Wisconsin corporation (the "Company"). This offer of employment is conditioned on your satisfactory completion of certain requirements, as more fully explained in this letter. Your employment is subject to the terms and conditions set forth in this letter.

Duties

In your capacity as Chief Financial Officer, you will perform duties and responsibilities that are commensurate with your position and such other duties as may be assigned to you from time to time. You will report directly to Randy Baker, the Company’s Chief Executive Officer and President. You agree to devote your full business time, attention and best efforts to the performance of your duties and to the furtherance of the Company's interests. Notwithstanding the foregoing, nothing in this letter shall preclude you from devoting reasonable periods of time to charitable and community activities and managing personal investment assets.

Start Date

Subject to satisfaction of all of the conditions described in this letter, your anticipated start date is December 5, 2016 ("Start Date"). If you prefer your Start Date to be earlier, we can accommodate that request if you are no longer being paid by your current employer.

Base Salary

In consideration of your services, you will be paid an initial base salary of $450,000 per year, subject to review annually, payable in accordance with the standard payroll practices of the Company and subject to all withholdings and deductions as required by law.

Annual Bonus

You will have an opportunity to earn an annual cash bonus based on the achievement of the same performance objectives for fiscal 2017 currently in place for our executive team members. For Fiscal 2017, your annual target cash bonus will be 70% of your base salary ($315,000) and you will be treated as a full-year participant for fiscal year 2017. The Compensation Committee will establish your target bonus and performance objectives on an annual basis going forward.

Equity Grants (LTI)

On the first day of the open trading window in December 2016, you will be granted non-qualified stock options valued at $200,000 and restricted stock units valued at $600,000, collectively referred to as the Equity Award (“Equity Award”). The restricted stock units will be priced based on, the closing market price of the Company’s stock on the grant date and will vest ratably over two years. The non-qualified stock options vest 50% after 3 years and 50% after 5 years from the date of the grant. The Equity Award will be subject to the terms and conditions of the Actuant Corporation 2009 Omnibus Incentive Plan, as amended, and the specific award agreements.

For each full fiscal year of employment, you will be eligible to receive an annual equity award determined by the Board in its discretion. You will be eligible for an equity award in January 2017 and will receive $550,000 of equity, awarded as 35% RSU’s, 35% Non-Qualified Stock Options and 30% Performance Shares.

Signing Bonus

You will receive a $300,000 cash signing bonus within 14 days of your first day of employment.

Matching Program

You will be entitled to participate in the Company’s Investment/Matching Restricted Stock Grant Program for senior executives of the Company (the “Program”). Under the Program the Company will grant one share of restricted stock or one restricted stock unit (the “Matching Shares”) for every two shares of Company common stock purchased by you during the open trading windows in December 2016, March 2017 and June 2017. The maximum value of the stock that may be purchased and subject to the Program is limited to $500,000 (maximum value of Matching Shares is $250,000). The Matching Shares will cliff vest on the third anniversary of the grant date contingent on you continuing to hold the purchased shares and remaining an employee with the Company; provided, however, that the Matching Shares will fully vest in the event of (a) a termination of your employment without cause; or (b) your death or total and permanent disability. All grants will be made pursuant to the Actuant Corporation 2009 Omnibus Incentive Plan, as amended.

Benefits and Perquisites

You will be eligible to participate in the employee benefit plans and programs generally available to the Company's senior executives, including group medical, dental, vision and life insurance, Supplemental Executive Retirement Program, 401K, automobile allowance, financial planning services, annual executive physical, disability benefits and personal use of the company plane, subject to the terms and conditions of such plans and programs. You will be entitled to four (4) weeks of paid vacation per year. The Company will also provide you executive relocation services, inclusive of a home “buy-out” option. The Company reserves the right to amend, modify or terminate any of its benefit plans or programs at any time and for any reason.

Withholding

All forms of compensation paid to you as an employee of the Company shall be less all applicable withholdings.

Stock Ownership Requirements

As Chief Financial Officer of the Company, you will be required to comply with the Company's Stock Ownership Requirements applicable to executive officers, which requires the Chief Financial Officer to maintain stock ownership equal in value to at least three times base salary within three years of the Start Date.

At-will Employment

Your employment with the Company will be for no specific period of time. Rather, your employment will be at-will, meaning that you or the Company may terminate the employment relationship at any time, with or without cause, and with or without notice and for any reason or no particular reason. Although your compensation and benefits may change from time to time, the at-will nature of your employment may only be changed by an express written agreement signed by an authorized officer of the Company.

Clawback

Any amounts payable hereunder are subject to any policy (whether currently in existence or later adopted) established by the Company providing for clawback or recovery of amounts that were paid to you. The Company will make any determination for clawback or recovery in its sole discretion and in accordance with any applicable law or regulation.

Governing Law

This offer letter shall be governed by the laws of Wisconsin, without regard to any state’s conflict of law principles.

Contingent Offer

This offer is contingent upon:

(a) Verification of your right to work in the United States, as demonstrated by your completion of an I-9 form upon hire and your submission of acceptable documentation (as noted on the I-9 form) verifying your identity and work authorization within three days of your Start Date;

(b) Completion of your background check and drug screening with results satisfactory to the Company.

Representations

By accepting this offer, you represent that you are able to accept this job and carry out the work that it would involve without breaching any legal restrictions on your activities, such as non-competition, non-solicitation or other work-related restrictions imposed by a current or former employer. You also represent that you will inform the Company about any such restrictions and provide the Company with as much information about them as possible, including any agreements between you and your current or former employer describing such restrictions on your activities. You further confirm that you will not remove or take any documents or proprietary data or materials of any kind, electronic or otherwise, with you from your current or former employer to the Company without written authorization from your current or former employer, nor will you use or disclose any such confidential information during the course and scope of your employment with the Company. If you have any questions about the ownership of particular documents or other information, you should discuss such questions with your former employer before removing or copying the documents or information.

If you have any questions about the above details, please call me. If the foregoing is acceptable, please sign below and return this letter to me. This offer is open for you to accept until 10:00 a.m. on Monday, November 14, 2016, at which time it will be deemed to be withdrawn.

Yours sincerely,

ACTUANT CORPORATION

By: /s/ Eugene E. Skogg

Its: EVP Human Resources

Acceptance of Offer

I have read, understood and accept all the terms of the offer of employment as set forth in the foregoing letter. I have not relied on any agreements or representations, express or implied, that are not set forth expressly in the foregoing letter, and this letter supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to the subject matter of this letter.

RICK T. DILLON

Signed: Rick T. Dillon

Date 11-14-2016